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                                                FILED PURSUANT TO RULE 424(B)(3)
                                           REGISTRATION STATEMENT NO. 333-121263


                PRICING SUPPLEMENT NO. 1680 DATED 12 JANUARY 2007

                         QUEENSLAND TREASURY CORPORATION

                     ISSUE OF $22,000,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
                      UNDER THE A$15,000,000,000 GLOBAL A$
                  BOND FACILITY ISSUED ON A CONSOLIDATED BASIS
                       WITH THE GLOBAL A$ BONDS DUE 2017,
   CURRENTLY TOTALING A$684,100,000.00 (A$684,100,000.00 INCLUDING BUY BACKS)

                           PART A - CONTRACTUAL TERMS

In the case of non US investors, terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 14, 2005 and the accompanying prospectus dated December 17, 2004 (together, the "Non US Prospectus") (the "Terms and Conditions"). In the case of US investors, terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated August 3, 2006 and the accompanying prospectus dated July 31, 2006 (together, the "US Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 12, 2006, which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Non US Prospectus or US Prospectus (as applicable). Copies of the prospectus supplement and the Non US Prospectus or US Prospectus (as applicable) are available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website and the website of the United States Securities and Exchange Commission.

1.       Issuer:                           Queensland Treasury Corporation
     (i)
     (ii)Guarantor:                        The Treasurer on behalf of the
                                           Government of Queensland

2.       Benchmark line:                   2017
                                           (to be consolidated and form a single
                                           series with QTC 6% Global A$ Bonds
                                           due 14 September, 2017 , ISIN
                                           US748305BG31)

3.       Specific Currency or              AUD ("A$")
         Currencies:

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4.   (i) Issue price:                      101.232%

     (ii)Dealers' fees and commissions     No fee or commission is payable in
         paid by Issuer:                   respect of the issue of the bond(s)
                                           described in these final terms
                                           (which will constitute a "pricing
                                           supplement" for purposes of any
                                           offers or sales in the United States
                                           or to U.S. persons). Instead, QTC
                                           pays fees and commissions in
                                           accordance with the procedure
                                           described in the QTC Offshore and
                                           Onshore Fixed Interest Distribution
                                           Group Operational Guidelines.

5.       Specified Denominations:          A$1,000

6.   (i) Issue Date:                       16 January 2007

    (ii) Record Date (date on and          6 March/6 September. Security will
         from which security is            be ex-interest on and from 7 March/7
         Ex-interest):                     September

   (iii) Interest Payment Dates:           14 March/14 September

7.       Maturity Date:                    14 September 2017

8.       Interest Basis:                   6 per cent Fixed Rate

9.       Redemption/Payment Basis:         Redemption at par

10.      Change of Interest Basis or       Not Applicable
         Redemption/Payment Basis:

11.  (i) Status of the Bonds:              Senior and rank PARI PASSU with other
                                           senior, unsecured debt obligations
                                           of QTC

    (ii) Status of the Guarantee:          Senior  and ranks  PARI  PASSU  with
                                           all its other  unsecured obligations

12.      Method of distribution:           Non-syndicated

                PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.      Fixed Rate Note Provisions
         Applicable

     (i) Rate(s) of Interest:              6 percent per annum payable
                                           semi-annually in arrears

    (ii) Interest Payment Date(s):         14 March and 14 September in each
                                           year up to and  including the
                                           Maturity Date

   (iii) Fixed Coupon Amount(s):           A$30 per A$1,000 in nominal amount

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    (iv) Determination Date(s):            Not Applicable

     (v) Other terms relating to the       None
         method of calculating
         interest for Fixed Rate Bonds:

                        PROVISIONS RELATING TO REDEMPTION

14.      Final Redemption Amount:          A$1,000 per bond of A$1,000
                                           Specified Denomination (N.B. IF THE
                                           FINAL REDEMPTION AMOUNT IS DIFFERENT
                                           FROM 100% OF THE NOMINAL VALUE THE
                                           NOTES WILL BE DERIVATIVE SECURITIES
                                           FOR THE PURPOSES OF THE PROSPECTUS
                                           DIRECTIVE AND THE REQUIREMENTS OF
                                           ANNEX XII TO THE PROSPECTUS
                                           DIRECTIVE REGULATION WILL APPLY AND
                                           THE ISSUER WILL PREPARE AND PUBLISH
                                           A SUPPLEMENT TO THE PROSPECTUS
                                           SUPPLEMENT)

15.      Early Redemption Amount(s)        Not Applicable
         payable on redemption for
         taxation reasons or on event
         of default and/or the method
         of calculating the same:

                   GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.      Form of Bonds:                    Permanent Global Note not
                                           exchangeable for Definitive Bonds

17.      Additional Financial              Not Applicable
         Centre(s) or other special
         provisions relating to
         Payment Dates:

18.      Talons for future Coupons or      No
         Receipts to be attached to
         Definitive Bonds (and dates
         on which such Talons mature):

19.      Other terms or special            Not Applicable
         conditions:

                                  DISTRIBUTION

20.  (i) If syndicated, names and          Not Applicable
         addresses of Managers and
         underwriting commitments:

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    (ii) Date of Dealer Agreement:        11 January 2007 (the "Trade Date")

   (iii) Stabilizing Manager(s) (if       Not Applicable
         any):

21.      If non-syndicated, name and      Deutsche Capital Markets Australia Ltd
         address of relevant Dealer:      Level 18 Grosvenor Place
                                          225 George St
                                          SYDNEY  NSW  2000

22.      Whether TEFRA D or TEFRA C       TEFRA Not Applicable
         rules applicable or TEFRA
         rules not applicable:

23.      Additional selling               Not Applicable
         restrictions:

LISTING APPLICATION

      These final terms comprise the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) required to list and have admitted to trading the issue of bonds described herein pursuant to the A$15,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

      The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:

By:
   --------------------------------------
               DULY AUTHORIZED

                           PART B - OTHER INFORMATION

1.       LISTING AND ADMISSION
         TO TRADING

(i)      Listing:                           Bourse de Luxembourg.

(ii)     Admission to trading:              Application has been made for the
                                            bonds to be admitted to trading on
                                            the regulated market of the Bourse
                                            de Luxembourg with effect from the
                                            Issue Date.

2.       RATINGS

         Ratings:                           The bonds to be issued have been
                                            rated:

                                            S&P:              AAA
                                            Moody's:          Aaa

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                                            An obligation rated 'AAA' by S&P has
                                            the highest credit rating assigned
                                            by Standard & Poor's. The obligor's
                                            capacity to meet its financial
                                            commitment on the obligation is
                                            extremely strong.

                                            Obligations rated Aaa by Moody's are
                                            judged to be of the highest quality
                                            with minimal credit risk.

                                            A credit rating is not a
                                            recommendation to buy, sell or hold
                                            securities and may be revised or
                                            withdrawn by the rating agency at
                                            any time. Each rating should be
                                            evaluated independently of any other
                                            rating.

3.       INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.

4.       REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)      Reasons for the Offer:             See "Use of Proceeds" section in the
                                            prospectus supplement.

(ii)     Estimated net proceeds:            Not Applicable.

(iii)    Estimated total expenses:          Not Applicable.

5.       YIELD

         Indication of yield:               6.105%

                                            Calculated as 7 basis
                                            points less than the yield
                                            on the equivalent A$
                                            Domestic Bond issued by the
                                            Issuer under its Domestic
                                            A$ Bond Facility on the
                                            Trade Date.

                                            The yield is calculated on
                                            the Trade Date on the basis
                                            of the Issue Price. It is
                                            not an indication of future
                                            yield.

6.       OPERATIONAL INFORMATION

(i)      ISIN Code:                         US748305BG31

(ii)     Common Code:                       027594204

(iii)    CUSIP Code:                        748305BG3

(iv)     Any clearing system(s) other       Not Applicable
than Depositary Trust Company, Euroclear
Bank S.A./N.V. and Clearstream Banking,
societe anonyme and the relevant
identification number(s):

(v)      Delivery:                          Delivery free of payment

(vi)     Names and addresses of additional  Not Applicable
Paying Agent(s) (if any):